Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is effective as of the Effective Date (as defined below), by and between Julie Eddleman, an Independent Consultant (“Consultant”), and DoubleVerify Inc., a Delaware corporation (“DV”), each individually a “Party” and collectively “the Parties”.

1.Services. Consultant agrees to perform the services specified in Exhibit A attached hereto and made part hereof (the “Services”). The Parties may update the Services and Exhibit A from time to time as agreed in writing by both Parties.

2.Compensation. As compensation for the Services contemplated herein and for performance rendered by the Consultant of its duties and obligations hereunder, DV shall pay Consultant in accordance with the fee structure set forth in Exhibit A.

3.Effective Date; Term. This Agreement shall be effective as of January 1, 2026 (the “Effective Date”); provided, that if Consultant’s employment with DV terminates for any reason prior to December 31, 2025, the Effective Date shall not occur and this Agreement shall be deemed null and void ab initio. Subject to the occurrence of the Effective Date, the term of this Agreement shall be as set forth in Exhibit A (the “Initial Term”). At the conclusion of the Initial Term (if this Agreement is not sooner terminated) the Parties shall have the right and option to extend the Initial Term of the Agreement for a term of six (6) months (the “Additional Term”, both the Initial Term and the Additional Term, if any, shall be herein referred to as the “Term”). Any such exercise of the option to extend shall be agreed to, in writing, not less than ten (10) business calendar days prior to the expiration of the Initial Term. Notwithstanding the foregoing, DV shall have the right to terminate this Agreement at any time, with or without cause, upon thirty (30) days prior written notice to Consultant; provided that DV shall have the right to terminate this Agreement immediately for Cause (as defined in the Consultant’s Employment Agreement with DV dated January 26, 2021. Consultant shall have the right to terminate this Agreement at any time for a material breach by DV upon written notice to DV, provided that DV shall have ten (10) business days after receipt of such notice to cure the breach. The “Term” shall be deemed to have ended as of the effective date of any such termination.

4.Ownership.

(a).DV shall own all right, title and interest (including patent rights, copyrights, trade secret rights, database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all work product, inventions (whether or not patentable), works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, or learned by Consultant either alone or jointly with others, in whole or in part, by Consultant in connection with any Confidential Information (as defined below) or the Services (collectively, “Work Product”), and Consultant will promptly disclose and provide all Work Product to DV. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist DV at DV’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints DV as its agents and attorneys-in-fact to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

(b).To the extent allowed by law, Section 4(a) and any license to DV hereunder is intended to be a broad assignment and license, and includes, but is not limited to that which may be known as “moral rights,” or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby agrees to provide and deliver any and all ratifications and consents necessary to accomplish the purpose and intent of the foregoing. Consultant will confirm any such ratifications and consents from time to time as requested by DV. If any other person provides any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for the DV’s exclusive benefit.

(c).If any part of the Services or Work Product is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants DV and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub licensable right and license to exploit and exercise all such technology and intellectual property rights in support of DV’s exercise or exploitation of the Services, Work Product, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them). The obligations set forth in this Section 4 shall survive the expiration or earlier termination of the Agreement.

5.Confidential Information.

(a).Consultant agrees that all Work Product and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) that Consultant develops, learns, receives or obtains in connection with the Services, constitute “Confidential Information.”

(b).Consultant agrees that this Agreement grants Consultant no title or rights of ownership in any Confidential Information and that Consultant (i) will not disclose any of the Confidential Information to others; (ii) will not use any of the Confidential Information for Consultant’s own account or purposes, or for the account or purposes of any third Party; (iii) will not make or disclose documents containing any of the Confidential Information; (iv) will treat confidentially all Confidential Information or portions thereof and will mark any documents containing Confidential Information as proprietary, confidential documents not to be reproduced or used without appropriate written authority from DV; (v) will require all persons under Consultant’s control who may come into contact with any of the Confidential Information, including all persons to whom Consultant may deliver documents and materials as a necessary part of achieving the purposes above, to undertake in writing the same obligations of confidence imposed upon Consultant by the provisions of this section; (vi) will not advise others that any of the Confidential Information is known to or used by DV or Consultant or others associated with either Party; and (vii) will not disclose to any third party any business plan of DV revealed for the purpose set forth herein or the nature or extent of the association between Consultant and DV.

(c).Consultant further agrees that Consultant will be completely responsible for maintaining the secrecy and confidentiality of the Confidential Information disclosed to Consultant and will be responsible in this regard for the actions and activities of all of Consultant’s agents, employees and designees working with any of the Confidential Information, and Consultant agrees to indemnify and hold harmless DV from all damages and expenses (including attorneys’ fees and costs) which DV may sustain as a result of any disclosure which can be traced to the disclosure of such Confidential Information by Consultant. However, Consultant shall not be obligated under this paragraph with respect to information that becomes readily publicly available without restriction through no fault of Consultant.

(d).The obligations set forth in this Section 5 shall survive the expiration or earlier termination of the Agreement. As additional protection of DV’s Confidential Information, Consultant agrees that during the Term (i) Consultant will not encourage or solicit any employee or consultant of DV to leave DV for any reason and (ii) subject to applicable law, Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of DV and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of DV.

(e).Notwithstanding the foregoing, nothing in this Agreement, including anything set forth in this Section 5, is intended to or shall: (i) prohibit Consultant from providing information to any government agency or regulatory or law enforcement authority regarding conduct or action undertaken or omitted to be taken by DV or any of its subsidiaries and affiliates (the “Company Affiliated Group”) that Consultant reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company Affiliated Group; (ii) prohibits Consultant from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company Affiliated Group by any government agency or regulatory or law enforcement authority that is responsible for enforcing a law on behalf of the government; (iii) prohibits Consultant from disclosing or discussing allegations of discrimination, harassment, retaliation, wage and hour violations, or sexual assault, or conduct that is recognized as against a clear mandate of public policy, or disclosing or discussing the settlement of such a claim; (iv) requires Consultant to obtain the approval of, or give notice to, the Company Affiliated Group or any of their employees or representatives to take any action permitted under clauses (i), (ii) or (iii); or (v) shall bar or impede in any way Consultant’s ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity (the “Protected Activities”)

6.Return of Information. Upon the expiration or termination of this Agreement or otherwise requested by DV, Consultant agrees to promptly return to DV or confirm the destruction of all items and copies containing or embodying Confidential Information. Consultant further agrees that all documents and other materials containing Confidential Information delivered to Consultant by DV and all reproductions, translations, and presentations thereof shall at all times be and remain the property of DV and that the same will be delivered immediately to DV upon demand at any time.

7.Warranty. Consultant warrants that: (a) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (b) all work under this Agreement shall be Consultant’s original work and none of the Services or Work Product or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and (c) Consultant has the full right and authority to provide DV with the assignments and rights provided for herein. The obligations set forth in this Section 7 shall survive the expiration or earlier termination of the Agreement.

8.Indemnification. Consultant agrees to indemnify and hold DV, its officers, directors, employees, agents, affiliates, subsidiaries, parent company, successors and assigns harmless against any and all claims, counterclaims, suits, demands, actions, causes of action, damages, setoffs, liens, attachments, debts, expenses, judgments, or other liabilities of whatsoever kind or nature, including reasonable attorneys’ fees and costs, arising from any alleged or actual negligent, willful, reckless, or wrongful act or omission of Consultant and from any breach of Consultant’s representations and warranties or Consultant’s obligations of confidentiality herein. This Section 8 shall survive the expiration or earlier termination of the Agreement.

9.Prior Agreements. While Consultant’s employment with DV and its affiliates terminates as of December 31, 2025 (the “Separation Date”), Consultant acknowledges and affirms the obligations set forth in Consultant’s Confidentiality, Unfair Competition, Intellectual Property Assignment and Non-Solicitation Agreement, dated as of January 7, 2021, and in each of Consultant’s Restricted Stock Unit Award Agreement, Performance-Based Restricted Stock Unit Award Agreement and Non-Qualified Stock Option Award Agreement (collectively, the “Restrictive Covenant Agreements”). Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, the Restrictive Covenant Agreements and the obligations set forth therein are not superseded or modified in any manner by this Agreement.

10.Notice. All notices under this Agreement shall be in writing, and shall be deemed given when (a) personally delivered, (b) by its being sent by e-mail; (c) three (3) days after being sent by reputable overnight courier; or (iv) five (5) days after being sent by mail, return receipt requested, addressed as follows (or to such other address as either Party may designate by notice given in conformance with this Section 10):

Julie Eddleman	DoubleVerify Inc.
[REDACTED]	462 Broadway, 6th Floor
[REDACTED]	New York, NY 10013
[REDACTED]	Attn: Chief Legal Officer
[REDACTED]	Legal@doubleverify.com

11.Relationship of the Parties.

(a).Consultant is an independent contractor with respect to Consultant’s performance of Consultant’s obligations hereunder. Nothing contained herein shall be deemed to create the relationship of partner, principal and agent, or joint venture between the Parties. Consultant has no right or authority to incur obligations of any kind in the name of or for the account of DV nor to commit or bind DV to any contract or other obligation.

(b).Consultant acknowledges and agrees that Consultant’s employment with DV and its affiliates terminates as of the Separation Date, that no employment relationship is created or intended to be established by virtue of this Agreement and that in no event shall Consultant be considered an employee of DV or entitled to participate whatsoever in any employee benefit plan(s) provided by DV during the Term. Except as may be expressly provided in the executive separation agreement between DV and Consultant, dated as of the date hereof (the “Separation Agreement”), all benefits and obligations of the Company or its affiliates provided under the Separation Agreement shall cease as of the Separation Date.

(c).Consultant agrees to deliver to DV a completed and valid Internal Revenue Service Form W-9. Consultant is solely responsible for all taxes (including, without limitation, any and all employment taxes, Social Security taxes, withholdings and transmittals, applicable state, municipal and federal income tax withholdings and payments, value added and other direct and indirect taxes), withholdings, and other statutory or contractual obligations of any sort. Consultant hereby agrees to fully indemnify and hold DV harmless for all claims, tax liabilities, defense costs, penalties and damages incurred by DV arising from Consultant’s failure to comply with the provisions of this Section 11.

12.No Conflicts. The Parties agree that Consultant shall be free to accept other work during the Term; provided, however, that such other work shall not (a) interfere with the provision of the Services, (b) to the knowledge of Consultant, create an actual or apparent conflict of interest with DV, its affiliates or a client, or (c) constitute an activity that is in any way competitive with the business or demonstrably anticipated business of DV and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of DV.

13.Assignment. Consultant may not assign, transfer or subcontract any of Consultant’s rights or obligations under this Agreement to any other party. DV shall have the right to assign or otherwise transfer this Agreement to an affiliate or in connection with a merger, acquisition, corporate reorganization, public stock offering, or sale of all or substantially all of its assets.

14.Remedies. All rights and remedies of the Parties shall be cumulative and not alternative, in addition to and not exclusive of, any other rights or remedies provided for herein or which may be provided or permitted by law or equity in case of any breach, failure or default or threatened breach, failure or default of any term, covenant or condition of this Agreement. The rights and remedies afforded either Party hereby shall be continuing and not exhausted by any one or more uses thereof, and may be exercised at any time or from time to time as often as may be expedient; and any option or election to enforce any such right or remedy may be exercised or taken at any time and from time to time. Any breach of Sections 4, 5 or 7 will cause irreparable harm to DV for which damages would not be an adequate remedy, and therefore, DV will be entitled to injunctive relief with respect thereto in addition to any other remedies. The expiration or earlier termination of this Agreement shall not discharge or release either Party from any liability or obligation then accrued or any liability or obligation continuing beyond or arising out of the expiration or earlier termination of this Agreement, or the performance of the Services hereunder.

15.LIMITATION OF LIABILITY. IN NO EVENT SHALL DV’S LIABILITY ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED THE AMOUNT OF FEES OUTSTANDING AND OWING TO CONSULTANT. ADDITIONALLY, DV SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS.

16.Compliance with Laws. Consultant shall obtain at Consultant’s sole cost and expense all governmental permits and authorizations of whatever nature required for Consultant’s performance of Consultant’s obligations under this Agreement, and shall not violate any law, statue, ordinance or governmental rule or regulation applicable to such performance or in the course of performing the Services hereunder. Consultant shall at Consultant’s sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations and requirements arising out of or relating to Consultant’s performance of Consultant’s obligations under this Agreement.

17.Miscellaneous.

(a).In any action to construe or enforce the terms and conditions of this Agreement, the prevailing Party (as determined by a court of competent jurisdiction, if necessary) in such action and in any appeals taken therefrom, shall be entitled to recover its reasonable attorneys’ fees and costs.

(b).Failure or delay on the part of either Party to exercise any right, power, privilege or remedy under this Agreement shall not constitute a waiver thereof. No modification or waiver by either Party of any provision shall be deemed to have been made unless made in writing.

(c).The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions.

(d).The Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The Parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in New York City, New York County, State of New York.

(e).The persons signing this Agreement shall have all legal authority and power in their respective capacities to bind DV and Consultant and this Agreement shall not be effective until fully executed and delivered to all Parties.

(f).Except with respect to the Restrictive Covenant Agreements and as set forth in Section 9 herein, this Agreement constitutes the entire understanding between the Parties and supersedes all previous agreements or negotiations on the subject matter herein, whether written or oral, and shall not be modified or amended except by written agreement duly executed by the Parties. The Agreement shall be construed as though the Parties participated equally in the drafting of the same. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

(g).This Agreement shall be binding upon and inure to the benefit of the Parties, their heirs, successors and assigns.

(h).If there are any conflicts between this Agreement and any of the exhibits hereto or any invoice, billing statement, confirmation receipt or other similar document issued by either of the Parties, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized signatories as of the date set forth below.

CONSULTANT		DOUBLEVERIFY INC.

By:	/s/ Julie Eddleman	By:	/s/ Mark Zagorski
Name:	Julie Eddleman	Name:	Mark Zagorski
Date:	09/15/2025	Title:	Chief Executive Officer
		Date:	September 15, 2025

EXHIBIT A

I.DESCRIPTION OF SERVICES

Consultant will report to the Chief Executive Officer of DV and have the title of “Senior Advisor.” Consultant will perform projects designated by the Chief Executive Officer to support DV’s commercial organization, including continuation of specified client engagements (as designated by the Chief Executive Officer and agreed to by Consultant prior to the engagement), support and programming for DV’s global sales offsite, organization of and attendance at a minimum of three (3) leadership events and other tasks agreed to by the Chief Executive Officer and Consultant.

Consultant will continue to have access to DV’s offices and systems during the Term as needed to perform the Services.

II.COMPENSATION

$350 per hour. It is expected that Consultant will provide the Services for approximately 20 hours each month. Consultant will invoice DV on a monthly basis for the hours of Services actually performed. If Consultant believes monthly hours will exceed 40 hours in any given month, Consultant will inform Chief Executive Officer in writing once the 40 hour level has been accumulated. Consultant will not be eligible for any other bonuses or commissions under the terms of this agreement.

In accordance with DV’s then-existing travel and expense policy (as provided to Consultant and as updated from time to time, the “Expense Policy”), DV shall either directly arrange and prepay or advance to Consultant the reasonable and documented travel, lodging, meal, and incidental expenses incurred in performing the Services (subject to any pre-approval requirements in such policies), provided that Consultant provides itemized receipts and an accounting of any such expenses advanced to Consultant in cash in Consultant’s next monthly invoice following each such trip. Any amounts (i) advanced in excess of the total set forth in such invoice; (ii) not accounted for in the next invoice following such travel; or (iii) advanced for expenses not permitted under the Expense Policy shall be offset by Consultant’s fees. If, at the end of the Term, any amounts remain owing, Consultant shall promptly reimburse DV for such shortfall.

III.INITIAL TERM
The Initial Term shall be January 1, 2026 through June 30, 2026. Ability to extend for an additional period of six (6) months based on mutual agreement.